EXECUTION COPY

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

     This Amended and Restated Employment Agreement ("Agreement") is dated January 27, 2004, and is entered into between Foamex International Inc., a Delaware corporation and its primary operating subsidiary Foamex L.P. (collectively the "Company"), and Thomas E. Chorman ("Executive").

     WHEREAS, the Company and Executive executed an employment agreement, dated August 20, 2002 (the "Prior Agreement"), governing the terms of Executive's employment with the Company; and

     WHEREAS, Executive and the Company desire to amend and restate the Prior Agreement and that Executive's employment with the Company continues under the terms and conditions set forth herein.

     NOW, THEREFORE, the parties hereby agree:

                                   ARTICLE I

                     Employment, Duties and Responsibilities

     1.1 Employment. Executive shall be employed as President and Chief Executive Officer of the Company. Executive hereby accepts such employment. Executive agrees to devote his full business time and efforts to promote the interests of the Company; provided, however, the foregoing shall not prevent
Executive from devoting a portion of his time and efforts to his personal affairs or serving on the boards of other for-profit and not-for-profit entities so long as such activities do not materially interfere with the performance of his duties hereunder; and further provided that with respect to serving on the board of any for-profit entity, Executive shall have obtained the prior consent of the Board of Directors of the Company (the "Board"). Executive shall perform his duties at the principal executive offices of the Company in Linwood, Pennsylvania, except for required travel on the Company's business.

     1.2 Duties and Responsibilities. Executive shall have such duties and responsibilities as are consistent with his positions as President and Chief Executive Officer, and as may be assigned to Executive from time to time by the Company's Board.

                                   ARTICLE II

                               Term of Employment

     2.1 Term. (a) The term of this Agreement (the "Term") shall commence on January __, 2003 (the "Effective Date") and shall have an initial term of two years; provided, however, that on each anniversary of the Effective Date, the Term shall be automatically extended for one additional year, unless either party hereto gives written notice of its election not to so extend the Term at least 30 days prior to the applicable anniversary date.

          (b) Executive represents and warrants to the Company that (i) neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates or will violate the provisions of any other agreement to which he is a party or by which he is bound; and (ii) except for obligations to maintain confidentiality of certain information relating to previous employers which will not unreasonably interfere with the performance of his duties hereunder, there are no agreements by which he is currently bound relating to employment or which contain any post-employment restrictions whatsoever.

                                  ARTICLE III

                            Compensation and Expenses

     3.1 Salary, Bonuses and Benefits. As compensation and consideration for the performance by Executive of his obligations under this Agreement, Executive shall be entitled to the following (subject, in each case, to the provisions of ARTICLE V hereof):

          (a) Salary. The Company shall pay Executive a base salary during the Term ("Base Salary"), payable in accordance with the normal payment procedures of the Company and subject to such withholdings and other normal employee deductions as may be required by law, at the rate of at least $700,000 per annum. The Base Salary will be reviewed annually by the Compensation Committee of the Board.

          (b) Benefits. Executive shall participate during the Term in such 401(k), pension, supplemental executive retirement plan, life insurance, health, disability and major medical insurance plans, and in such other senior executive officer benefit plans and programs, as may be maintained from time to time by the Company during the Term, in each case to the extent and in the manner available to other senior executive officers of the Company and subject to the terms and provisions of such plans or programs. In addition, the Executive shall be entitled to a vehicle reimbursement payment of not to exceed $1500 per month during the Term.

          (c) Bonus. (i) During the Term, Executive shall be eligible to earn a fiscal year target bonus award of 100% of Base Salary ("Annual Bonus"), which shall be based upon the attainment of Company performance targets for the applicable fiscal year, as measured against a written set of reasonable performance criteria communicated to Executive for such fiscal year. The Annual Bonus shall be awarded pursuant the Foamex Salaried Incentive Plan (the "SIP"), and, except as otherwise provided for herein, shall be subject to the terms and conditions of the SIP. For each Annual Bonus received by Executive during the Term, Executive shall be required to use 20% of the net after-tax proceeds of each Annual Bonus to purchase shares of Company common stock within the 90-day period of Executive's receipt of each Annual Bonus; provided, however that the Compensation Committee may, in its sole discretion, extend


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


such 90-day period. The ninety day period will be extended automatically for each day the Executive is prohibited from purchasing Foamex securities by the Company's Securities Trading Policy or by applicable securities laws. Notwithstanding the forgoing, Executive shall be entitled to receive such other incentive compensation as the Compensation Committee of the Board may, in its sole discretion, award.

               (ii) In the event Executive's employment is terminated on account of death or Disability (as defined in Section 5.3) Executive shall receive and shall be awarded a pro-rata portion of the Annual Bonus otherwise payable with respect to the fiscal year in which such event occurs.

          (d) Vacation. Executive shall be entitled to a paid vacation of not less than five (5) weeks per year, in accordance with Company policy (but not necessarily consecutive vacation weeks) for senior executive officers during the Term.

          (e) Options. From time to time, at the discretion of the Compensation Committee of the Board and in accordance with the Company's existing stock option plan the Executive will be eligible to participate in the Company's stock option program or other equity compensation programs which may be implemented.

3.2 Expenses. The Company will reimburse Executive for reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder during the Term, subject, however, to the Company's policies relating to business-related expenses as in effect from time to time during the Term.

                                   ARTICLE IV

                                Exclusivity, Etc.

     4.1 Exclusivity. Executive agrees to perform his duties, responsibilities and obligations hereunder efficiently and to the best of his ability. Except as set forth in Section 1.1, Executive agrees that he will devote his entire working time, care and attention and best efforts to such duties, responsibilities and obligations throughout the Term. Executive also agrees that during the Term he will not engage in any other business activities, pursued for gain, profit or other pecuniary advantage, that are competitive with the activities of the Company, except as permitted in Section 4.2 and Section 1.1. Executive agrees that all of his activities as an employee of the Company shall be in substantial conformity with all policies, rules and regulations and directions of the Company not inconsistent with this Agreement.

     4.2 Other Business Ventures. Executive agrees that, so long as he is employed by the Company, he will not own, directly or indirectly, any controlling or substantial stock or other beneficial interest in any business enterprise which is engaged in, or competitive with, any business engaged in by the Company. Notwithstanding the foregoing, Executive may own, directly or indirectly, up to 1% of the outstanding capital stock of any business having a class of capital stock which is traded on any national stock exchange or in the over-the-counter market.


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     4.3  Confidentiality;  Non-competition.  (a) Executive  agrees that he will not, at any time during or after the Term, make use of or divulge to any other person, firm or corporation any trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Company, which he may have learned in connection with his employment. For purposes of this Agreement, a "trade or business secret, process, method or means, or any other confidential information" shall mean and include written information reasonably treated as confidential or as a trade secret by the Company. Executive's obligation under this Section 4.3 (a) shall not apply to any information which (i) is known publicly; (ii) is in the public domain or hereafter enters the public domain without the fault of Executive; (iii) is known to Executive prior to his receipt of such information from the Company, as evidenced by written records of Executive or (iv) is hereafter disclosed to Executive by a third party not under an obligation of confidence to the Company. Executive agrees not to remove from the premises of the Company, except as an employee of the Company in pursuit of the business of the Company or except as specifically permitted in writing by the Company, any document or other object containing or reflecting any such confidential information. Executive recognizes that all such documents and objects, whether developed by him or by someone else, will be the sole exclusive property of the Company. Upon termination of his employment hereunder, Executive shall forthwith deliver to the Company all such confidential information, including without limitation all lists of customers, correspondence, accounts, records and any other documents or property made or held by him or under his control in relation to the business or affairs of the Company, and no copy of any such confidential information shall be retained by him.

          (b) If Executive's employment is terminated for any reason other than for Cause, Executive shall not for a period of two years from the date of such termination, directly or indirectly, whether as an employee, consultant, independent contractor, partner, or joint venturer, (i) perform any services for a competitor which has material operations which directly compete with the Company in the sale of any products sold by the Company at the time of the termination of Executive's employment; (ii) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as agent of, the Company to terminate such person's contract of employment or agency, as the case may be, with the Company or (iii) divert, or attempt to divert, any person, concern, or entity from doing business with the Company, nor will he attempt to induce any such person, concern or entity to cease being a customer or supplier of the Company. Notwithstanding anything herein to the contrary, this Section 4.3(b) shall not prevent Executive from acquiring securities representing not more than 5% of the outstanding voting securities of any publicly held corporation.

                                   ARTICLE V

                                   Termination

     5.1 Termination by the Company. The Company shall have the right to terminate Executive's employment at any time, with or without "Cause," subject to the specific contractual obligations of the Company to Executive described herein. For


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


purposes of this Agreement, "Cause" shall mean (i) substantial and continued willful failure by Executive to perform his duties hereunder which results, or could reasonably be expected to result, in material harm to the business or reputation of the Company, which failure is not cured (if curable) by Executive within 60 days after written notice of such failure is delivered to Executive by the Company, (ii) gross misconduct including, without limitation, embezzlement, fraud, or misappropriation, or (iii) the commission of a felony. The Company's decision under Section 2.1 to not extend this Agreement shall be considered a termination without Cause.

     5.2 Death. In the event Executive dies during the Term, this Agreement shall automatically terminate, such termination to be effective on the date of Executive's death.

     5.3 Disability. In the event that Executive shall suffer a Disability (as defined below), the Company shall have the right to terminate this Agreement, such termination to be effective upon the giving of notice thereof to Executive in accordance with Section 6.4 hereof. For purposes of this Agreement, the term "Disability" means a physical or mental condition which have prevented Executive from performing satisfactorily his duties hereunder for a period of at least 90 consecutive days in any 365 day period or 120 non-consecutive days within any 365 day period.

     5.4 Termination by Executive for Good Reason. This Agreement may be terminated by Executive upon thirty (30) days' prior written notice to the Company at any time within ninety (90) days after the occurrence of any of the following events, each of which shall constitute "Good Reason" for termination, unless otherwise agreed to in writing by Executive: (i) the Company and any subsidiaries sell, lease or otherwise transfer all or substantially all of their assets to an entity which has not either assumed the Company's obligations under this Agreement or entered into a new employment contract which is mutually satisfactory to Executive and such entity; (ii) a material diminution occurs in the duties or responsibilities of Executive (e.g., Executive is placed in a reporting relationship to anyone other than the Board) and such diminution is not cured within 15 days after written notice of the same is received by the Company; (iii) the Company's failure to pay compensation as required hereunder and such failure is not cured within 15 days after written notice of the same is received by the Company; (iv) Executive is removed from the position of President and Chief Executive Officer of the Company; (v) the principal executive offices of the Company are moved to a location more than fifty (50) miles from its current location; (vi) a liquidation or dissolution of the Company occurs; (vii) a Change in Control as defined in the Executives Executive's Change in Control Protection Agreement with the Company attached hereto as Exhibit A; or (viii) a series of actions or failures to act by any executive officer or director of the Company that unreasonably interferes with or materially impairs either the Executive's performance of his duties hereunder or the Executive's ability to function as President and Chief Executive Officer of the Company of which the Executive has provided written notice to the Board or to the Nomination & Governance Committee of the Board; provided, that Good Reason shall not exist if, within 30 days after such notice is received by the Board, the Board or the Nomination & Governance Committee of the Board in


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good faith  takes  reasonable  steps to cure the  effects or the  results of, if possible, such series of actions or failures to act and takes reasonable steps to prevent the further occurrence of such actions or failures to act (such steps taken or to be taken by either the Board or the Nomination & Governance Committee, as applicable, shall hereinafter be referred to as "Board or Committee Actions"), unless the series of actions or failures to act continue or recur following the Board or Committee Actions.

     5.5  Effect of Termination.

          (a) In the event of termination of Executive's employment for any reason, the Company shall pay Executive (or his beneficiary in the event of his death) any Base Salary or other compensation earned but not paid to Executive prior to the effective date of such termination.

          (b) In the event of a termination of Executive's employment by Executive for Good Reason or by the Company for reasons other than for Cause, death or Disability at any time during the eighteen (18) month period following the Effective Date, Executive shall receive an amount, payable in twenty-four equal monthly installments in accordance with the Company's regular payroll policies, equal to the sum of the following: two multiplied by the amount of (i) Executive's current Base Salary on the date his employment is terminated, and
(ii) 1.5 multiplied by an amount equal to Executive's Annual Bonus, calculated as though the Company and Executive had attained 100% of the performance targets for the applicable fiscal year in which Executive's employment terminates, and without regard to the requirement that Executive use 20% of the net after-tax proceeds of such Annual Bonus to purchase shares of Company common stock. Notwithstanding the foregoing, in the event Executive's employment is terminated by Executive for Good Reason on account of a Change in Control or by the Company for reasons other than for Cause, death or Disability within the twelve (12) month period commencing on the date of a Change in Control, Executive's Change in Control Protection Agreement with the Company attached hereto as Exhibit A shall govern.

          (c) In the event of a termination of Executive's employment by Executive for Good Reason or by the Company for reasons other than for Cause, death or Disability at any time following the eighteen (18) month anniversary of the Effective Date, Executive shall receive an amount, payable in twenty-four equal monthly installments in accordance with the Company's regular payroll policies, equal to sum of the following: two multiplied by the amount of (i) Executive's current Base Salary on date his employment is terminated, and (ii) Executive's Annual Bonus, calculated as though the Company and Executive had attained 100% of the performance targets for the applicable fiscal year in which Executive's employment terminates, and without regard to the requirement that Executive use 20% of the net after-tax proceeds of such Annual Bonus to purchase shares of Company common. Notwithstanding the foregoing, in the event Executive's employment is terminated by Executive for Good Reason on account of a Change in Control or by the Company for reasons other than for Cause, death or Disability within the twelve (12) month period commencing on the date of a Change in


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Control,  Executive's  Change in Control  Protection  Agreement with the Company attached hereto as Exhibit A shall govern.

          (d) In the event of a termination of Executive's employment by Executive for Good Reason or by the Company for reasons other than Cause or Disability, Executive shall be entitled medical coverage under the Company's medical plan in accordance with Section 3.1(b) during the twenty-four (24) month period commencing on the date Executive's employment is terminated (the "Severance Term"). Upon the expiration of the Severance Term, Executive shall be eligible to elect medical continuation coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

     5.6 Other Awards. The Executive's rights upon termination of employment with respect to stock options or other incentive awards not covered by this Agreement shall be governed by the terms and conditions in the respective stock option agreements or awards.

     5.7  Gross-Up Payment.

               (i) If it is determined (as hereafter provided) that any payment (other than the Gross-Up Payment provided for in this Section 5.7) or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then Executive will be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

               (ii) Subject to the provisions of Section 5.7(vi) hereof, all determinations required to be made under this Section 5.7, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by a nationally recognized firm of certified public accountants (the "Accounting Firm") selected by the Company, which may be the Company's regular outside auditors. The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 30 calendar days after the date of the Change in Control or the date of Executive's termination of employment, if applicable, and any other such time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Excise Tax is payable by


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Executive,  the Company will pay the required  Gross-Up  Payment to Executive no later than five calendar days prior to the due date for the Executive's income tax return on which the Excise Tax is included. If the Accounting Firm determines that no Excise Tax is payable by Executive, it will, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 5.7(vi) hereof and Executive thereafter is required to make a payment of any Excise Tax, Executive shall so notify the Company, which will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

               (iii) The Company and Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 5.7(ii) hereof.

               (iv) The federal, state and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive will within five business days pay to the Company the amount of such reduction.

               (v) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 5.7(ii) and (iv) hereof will be borne by the Company. If such fees and expenses are initially advanced by Executive, the Company will reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.


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               (vi) Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than ten (10) business days after Executive actually receives notice of such claim and Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive will not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of an amount with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:

                              (A) provide the Company  with any written  records
               or documents in his possession relating to such claim reasonably requested by the Company;

                              (B) take such action in connection with contesting
               such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                              (C) cooperate with the Company in good faith in order effectively to contest such claim; and

                              (D) permit the Company to participate in any proceedings relating to such claim;


               provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 5.7(vi), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 5.7(vi) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that Executive may participate therein at his own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to Executive on an interest-free basis and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension


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of the statute of limitations  relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (vii) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5.7(vi) hereof, Executive receives any refund with respect to such claim, Executive will (subject to the Company's complying with the requirements of Section 5.7(vi) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5.7(vi) hereof, a determination is made that Executive will not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 5.7. If, after the receipt by Executive of a Gross-Up Payment but before the payment by the Executive of the Excise Tax, it is determined by the Accounting Firm that the Excise Tax payable by Executive is less than the amount originally computed by the Accounting Firm and consequently that the amount of the Gross-Up Payment is larger than that required by this Section 5.7, the Executive shall promptly refund to the Company the amount by which the Gross-Up Payment initially made to Executive exceeds the Gross-Up Payment required under this Section 5.7.

     5.8 Full Settlement. Except as specifically provided in this Agreement, Executive shall have no rights to compensation or benefits upon or after termination of employment except as may be specifically provided under the Company's employee benefit plans.

     5.9  Obligations Absolute; Withholding.

          (a) The obligations of the Company under this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation (i) Executive's receipt of compensation and benefits from another employer in the event that Executive accepts new employment following the termination of his employment under this Agreement, or
(ii) any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or anyone else.

          (b) All payments to Executive under this Agreement may be reduced by applicable withholding by federal, state or local law.


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


                                   ARTICLE VI

                                  Miscellaneous

     6.1 No Mitigation. Executive shall not be required to mitigate damages resulting from his termination of employment.


     6.2 Indemnification. In addition to all other rights Executive may have under the Company's and any subsidiary's articles and bylaws, under any director and officer liability policy or as a matter of law, the Company, for itself and on behalf of all subsidiaries, shall defend, indemnify and hold Executive harmless from and against any and all claims, demands, actions, proceedings, losses, damages, and expenses (including reasonable attorneys' fees and court costs) arising out of Executive's services as a director, officer and employee of the Company and its subsidiaries, to the fullest extent permitted under Delaware law. This Section 6.2 shall survive termination of this Agreement and Executive's employment with the Company for any reason whatsoever.

     6.3  Benefit of Agreement; Assignment; Beneficiary.

          (a) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company's assets or business, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's beneficiary, devisee, legatee or other designee, or if there is no such designee, to Executive's estate.

          (b) The Company shall require any successor (whether direct or indirect, by operation of law, by purchase, merger/consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     6.4 Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by telegram or telex or by registered or certified mail, postage prepaid, with return receipt requested, addressed: (a) in the case of the Company to Foamex International Inc., 1000 Columbia Avenue, Linwood, Pennsylvania 19096,
Attention: Vice President-Human Resources, or to such other address and/or to the attention of such other person as the Company shall designate by written notice to Executive; and (b) in the case of Executive, to his then current home address as shown on the Company's records, or to such other address as Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given.

     6.5 Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of Executive's employment during the term and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to compensation due for services rendered hereunder, including, without limitation, the Prior Agreement. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

     6.6 Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

     6.7 Headings. The Article and Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

     6.8 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Pennsylvania without reference to the principles of conflict of laws.

     6.9 Agreement to Take Actions. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to effectuate the purposes hereof.

     6.10 Arbitration. Except for disputes with respect to Article 4 hereof, any dispute between the parties hereto respecting the meaning and intent of this Agreement or any of its terms and provisions shall be submitted to arbitration in New York, New York, in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto. Judgment upon any arbitration award may be entered in any court of competent jurisdiction.

     6.11 Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

     6.12 Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

     6.13 Counterparts.   This  Agreement  may  be  executed  in  one   or  more
counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of the date first above written.

                                         FOAMEX INTERNATIONAL INC.


                                         By:  /s/ Gregory J. Christian
                                              ------------------------------
                                              Name:  Gregory J. Christian
                                              Title: General Counsel


                                         EXECUTIVE


                                         /s/ Thomas E. Chorman
                                         -----------------------------
                                         Thomas E. Chorman